Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports Growth in Fiscal 2019 Earnings

Places Spire STL Pipeline in service, raises dividend 5.1 percent

ST. LOUIS (Nov. 25, 2019) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2019 full year and fourth quarter ended September 30. Highlights include:

•	Fiscal 2019 net income of $185 million ($3.52 per diluted share), compared to $214 million ($4.33 per share) in fiscal 2018
•	Net economic earnings* of $195 million, up 6.2 percent from $184 million a year ago; net economic earnings per share of $3.73, up from $3.72 last year
•	Long-term annual net economic earnings per share growth target of 4-7 percent affirmed
•	Five-year capital spend target raised to $3 billion including $590 million for fiscal 2020

“In fiscal 2019, we delivered another year of consistent growth and improving performance. Through our organic growth initiatives and continued investment, we achieved growth in our gas utilities while we further expanded our marketing business,” said Suzanne Sitherwood, president and chief executive officer of Spire. “Our ongoing investment in infrastructure upgrades, technology and our people drove another year of enhanced safety, system integrity and service levels. At the same time, we continued to advance our midstream businesses, and we are pleased to announce that the Spire STL Pipeline is now in service, providing a reliable and more diverse supply of natural gas to the St. Louis region. Moving forward, we are poised to continue our growth while delivering on our promise to enrich the lives of our customers and advance the communities we serve.”

Fiscal Year Results	Year Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2019	2018	2019	2018
Net Economic Earnings (Loss)* by Segment
Gas Utility	$199.8	$183.1
Gas Marketing	19.4	22.9
Other	(24.1)	(22.3)
Total	$195.1	$183.7	$3.73	$3.72
Missouri ISRS provision, pre-tax	(12.2)	—	(0.23)	—
Missouri regulatory adjustments, pre-tax	—	(30.6)	—	(0.62)
Effect of the Tax Cuts and Jobs Act	—	60.1	—	1.21
All other adjustments	1.7	1.0	0.02	0.02
Net Income	$184.6	$214.2	$3.52	$4.33
Weighted Average Diluted Shares Outstanding	50.8	49.3

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For fiscal 2019, we reported consolidated net income of $184.6 million (or $3.52 per diluted share) which includes $12.2 million ($9.3 million after tax or $0.18 per share) to establish a provision for Infrastructure System Replacement Surcharge (ISRS) revenues which were subject to rulings by the Missouri Court of Appeals on November 19, 2019. See further discussion in the Regulatory Matters section.

Prior-year net income was $214.2 million (or $4.33 per share). Fiscal year 2018 results include a $60.1 million benefit from the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act, partially offset by a $38.4 million write-off of certain assets that were disallowed in our Missouri rate proceedings.

Net economic earnings (NEE) for the year were $195.1 million (or $3.73 per share), up 6.2% from $183.7 million (or $3.72 per share) a year ago. The increase in NEE was driven by growth at our Gas Utility operations offset by slightly lower results, as expected, from Gas Marketing in comparison to an unusually strong performance a year ago. Per share results reflect a three percent increase in diluted shares outstanding as a result of 2.3 million shares issued in May 2018 and equity issued under our At-the-Market (ATM) program launched this year, as well as the impact from dividends on the preferred stock issued in our fiscal 2019 third quarter.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative or GAAP standard-setting actions. In fiscal 2019, these impacts included the provision established for the Missouri ISRS rulings noted above. In fiscal 2018, these impacts included the tax reform and $30.6 million of write-offs related to the Missouri rate proceedings.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. For fiscal 2019, this segment reported NEE of $199.8 million, up from $183.1 million a year ago, reflecting a higher contribution margin and more favorable weather patterns.

Fiscal 2019 contribution margin increased by $19.6 million, reflecting the rate design change at the Missouri utilities that resulted in $32.2 million higher margins during the winter heating season. Margin also benefitted a combined $21.1 million from higher ISRS revenues, increased gas usage due to colder weather in Missouri, a favorable Rate Stabilization and Equalization (RSE) adjustment, and modest customer growth. These benefits were partially offset by a reduction in Missouri and Alabama customer rates of $24.3 million to reflect the lower federal income taxes resulting from tax reform, which is offset by lower income tax expense resulting in minimal impact on earnings, and $12.2 million for the Missouri ISRS provision.

Operation and maintenance (O&M) expenses in fiscal 2019 decreased by $8.9 million compared to the prior-year period, which included the write-off of assets and expenses disallowed in our Missouri rate cases totaling $38.4 million. Current year expenses reflect the benefit of a $19.6 million year-over-year reclassification of certain postretirement benefit costs to other income and expense (no impact on net income). Excluding these items, O&M increased $9.9 million, with $9.0 million of that increase attributed to higher employee benefits and energy efficiency costs reset in our Missouri rate cases. Depreciation and amortization rose by $12.4 million, reflecting increased capital investment across our utilities.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across the central and southern United States. Fiscal 2019 Gas Marketing NEE, which excludes mark-to-market and fair value adjustments, was $19.4 million, down from $22.9 million in the prior year. The solid current year performance reflects the benefit of geographic expansion of the business offset by a return of more normal market conditions compared to favorable weather-driven conditions last year.

Other

On an NEE basis, other gas-related operations and corporate costs were $24.1 million, up from $22.3 million a year ago. The higher costs reflect negative Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA1) from Spire Storage of $13.2 million, which was excluded from NEE in the prior year, partially offset by the benefit of increased non-cash Allowance for Funds Used During Construction (AFUDC) income from Spire STL Pipeline.

Fourth Quarter Results	Three Months Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2019	2018	2019	2018
Net Economic (Loss) Earnings* by Segment
Gas Utility	$(20.9)	$(25.0)
Gas Marketing	1.6	4.7
Other	(4.4)	(6.3)
Total	$(23.7)	$(26.6)	$(0.54)	$(0.52)
Missouri ISRS provision	(12.2)	—	(0.23)	—
Effect of the Tax Cuts and Jobs Act	—	6.1	—	0.12
All other adjustments	1.6	(5.4)	0.03	(0.11)
Net Loss	$(34.3)	$(25.9)	$(0.74)	$(0.51)
Weighted Average Diluted Shares Outstanding	50.9	50.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Our gas utility business is seasonal in nature, with earnings concentrated during the winter heating season. As a result, we typically report a loss in our fiscal fourth quarter ended September 30. For fiscal 2019, we reported a consolidated net loss for the fourth quarter of $34.3 million ($0.74 per diluted share), compared to a net loss of $25.9 million ($0.51 per share), a year ago. The fourth quarter fiscal 2019 loss includes the $9.3 million, after-tax ($0.18 per share) impact for the Missouri ISRS provision as noted earlier.

On an NEE basis, the fourth quarter loss was $23.7 million ($0.54 per share) compared to a loss of $26.6 million ($0.52 per share) in the prior-year period. The lower loss is due to improved results from Gas Utility, partially offset by lower results from Spire Marketing.

Gas Utility

Gas Utility reported a loss on an NEE basis of $20.9 million, compared to a loss of $25.0 million in the prior year. Excluding the ISRS rulings, contribution margin increased, partially offset by higher operating costs.

Contribution margin decreased $3.8 million in the fourth quarter of fiscal 2019 over the prior-year period, due to the Missouri ISRS provision partially offset by higher ISRS revenues of $5.5 million, higher usage and customer growth totaling $1.5 million and favorable Alabama RSE adjustments.

[1]	See “Spire Storage EBITDA and Reconciliation to GAAP.”

O&M expenses of $109.1 million for the fourth quarter were up $1.3 million compared to the prior-year period, largely reflecting the quarter-over-quarter benefit of the reclassification of certain postretirement costs to other income and expense of $1.4 million. Depreciation and amortization expense increased by $1.1 million from last year, reflecting higher capital investment.

Gas Marketing

Fourth quarter NEE was $1.6 million, down from $4.7 million in the prior year. Performance in the current-year period reflects the benefit of geographic expansion of the business, offset by less favorable market conditions including narrower basis differentials.

Other

Other gas-related operations and corporate costs on an NEE basis for the fourth quarter were $4.4 million in fiscal 2019, improved from $6.3 million a year ago. Current year results include negative EBITDA from Spire Storage of $1.6 million, which was more than offset by higher AFUDC income from Spire STL Pipeline and lower corporate costs.

Spire Midstream Operations

During the fourth quarter, we hired Scott Smith, a 30-year energy industry veteran, to lead our midstream operations. In his role, he will be focused on the operational performance the Spire STL Pipeline as well as advancing the development plan and commercial strategy for Spire Storage.

Spire STL Pipeline

We have completed the construction of Spire STL Pipeline and it is now in commercial operation. This follows significant work by our contractor and other partners to complete construction, land restoration and testing of the pipeline after historic flooding caused delays earlier this year. Having the pipeline in operation before calendar year end also reflects timely Federal Energy Regulatory Commission approval of final rates and authorization to commence service.

The 65-mile natural gas supply pipeline serves Spire Missouri East with economical shale gas from the Marcellus/Utica producing regions, and enhances the resiliency and diversity of our physical transport portfolio. The total project cost of the pipeline is approximately $265 million, excluding AFUDC. Under a precedent agreement, Spire Missouri East is the foundation shipper on the pipeline, taking roughly 88 percent of the pipeline’s 400,000 Dth/day capacity.

Spire Storage

Our Spire Storage facility is located in southwest Wyoming and is strategically located near the Opal hub with interconnections to five interstate pipelines serving the Rockies and western United States. During fiscal 2019, we continued to focus on development of the facility, including a disciplined approach to capital deployment to enhance operating capabilities and position the business to serve its customers during the upcoming winter season. In fiscal 2019, we invested $35 million in the facilities in addition to $56 million in base gas, both to support the operating capabilities of the facility.

Regulatory Matters

Missouri

Spire Missouri is authorized by the Missouri Public Service Commission (MoPSC) to collect ISRS revenues, subject to prudence review. The ISRS mechanism allows for more timely recovery of certain investments in infrastructure upgrades that improve the integrity and safety of our distribution pipeline system. It has been in place for over 15 years and has supported investments of well over $1.2 billion in infrastructure upgrades during that time period.

On October 30, 2019, the MoPSC approved an increase of $8.8 million in ISRS revenues for Spire Missouri, effective November 16, 2019.

On November 19, 2019, the Missouri Western District Court of Appeals issued rulings that determined that certain expenditures in 2016-2018 were not eligible for ISRS recovery, and called for refund of amounts including

•

Expenditures in 2016 and 2017 for certain intermittent plastic materials (generally used for repairs) replaced as part of much larger upgrades of cast iron and bare steel pipelines. Impacted ISRS revenues collected totaled $4.2 million.

•	Overturning ISRS revenues associated with expenditures in 2017 and 2018, despite prudence review and authorization by the MoPSC. Impacted ISRS revenues collected totaled $8.0 million.

The Court of Appeals remanded these findings to the MoPSC, who will define its process to respond to the decision and determine the appropriate refund, if any, at a later date should the decision ultimately stand.

We strongly disagree with the rulings, and are evaluating our legal and regulatory options in response. Spire Missouri plans to continue the appeal process, which will stay the effectiveness of the ISRS rulings. It is unclear at this point what amounts, if any, may be refunded to customers. As of September 30, 2019, Spire Missouri has accrued a $12.2 million regulatory liability, reducing revenue for fiscal 2019 and reducing net income by $9.3 million or $0.18 per diluted share.

Alabama

On October 24, 2019, Spire Alabama made its annual RSE rate filing with the Alabama Public Service Commission (APSC), presenting the utility’s budget for the fiscal year ending September 30, 2020, including net income and a calculation of allowed return on average common equity (ROE). In fiscal 2019, Spire Alabama operated under an infrastructure replacement incentive called the Accelerated Infrastructure Modernization, or AIM mechanism. This incentive provides for a 10 basis-point increase in the ROE of 10.4 percent in fiscal 2020 if a prescribed number of pipeline miles were replaced in fiscal 2019. Spire Alabama exceeded the threshold miles to be eligible for the AIM incentive, and accordingly, filed for a 10.5 percent ROE for fiscal 2020.

On October 25, 2019, Spire Gulf made its annual RSE rate filing with the APSC based on its budget for fiscal 2020 and an allowed ROE of 10.7 percent.

The filings are currently being reviewed by the APSC and we anticipate that new rates will be effective December 1, 2019.

On November 5, 2019, the APSC approved Spire Alabama’s proposal to establish a mechanism allowing the utility to create value through off-system sales of excess natural gas supply. Similar to the successful program we have operated for many years in Missouri, 75 percent of value created from this program will be used to lower customer rates in Alabama, with the remainder retained by the utility. The mechanism is expected to be effective with new rates on December 1, 2019.

Dividend Increased by 5.1 Percent

Reflecting our solid performance in fiscal 2019 and expectations for continued growth, the board of directors of Spire increased the quarterly common stock dividend to $0.6225 per share, an increase of 5.1 percent. This raises the annualized rate by $0.12 per share to $2.49 per share. Spire has continuously paid a cash dividend since 1946, and 2020 will mark the 17th consecutive year that the dividend has increased. The dividend is payable January 3, 2020, to shareholders of record on December 11, 2019.

The board of directors also declared the regular quarterly dividend of $0.36875 per depository share on Spire’s 5.90 percent Series A Cumulative Redeemable Perpetual Preferred Stock payable February 15, 2020, to holders of record on January 24, 2020.

Balance Sheets and Cash Flow

In fiscal 2019, we maintained a strong capital structure and ample liquidity. At September 30, 2019, the end of our fiscal year, we had adjusted long-term capitalization2 of 51.9 percent equity, compared to 52.2 percent a year ago. Our solid financial position was bolstered by issuance of preferred stock in May 2019 that generated net proceeds of $242 million. The proceeds were used in part to redeem $125 million in Spire senior notes.

We also launched a $150 million ATM equity program in May 2019. Approximately 180,000 shares (gross proceeds of $14.9 million) were issued from this program through the remainder of our fiscal year.

During fiscal 2019, Spire Gulf completed a private debt transaction, issuing $40 million of 30-year first mortgage bonds in September. During our fiscal fourth quarter, we redeemed $125 million of senior unsecured notes at Spire Inc. Subsequent to our year end, Spire Missouri issued $275 million of 10-year first mortgage bonds in November 2019 and redeemed a $100 million term loan at Spire Missouri.

Short-term borrowings outstanding at fiscal year-end were $743.2 million, up from $553.6 million a year ago, reflecting higher capital investment and the timing of long-term borrowing. Through our $975 million credit facility, we have ample capacity to meet our seasonal borrowing needs, which peak during the winter heating season.

Net cash provided by operating activities was $450.9 million for fiscal 2019, compared to $456.6 million for fiscal 2018. The slight decrease was primarily driven by lower net income partially offset by higher depreciation expense.

Capital expenditures for fiscal 2019 were $823.3 million, up from $499.4 million in the prior year. The year-over-year increase reflects a $119 million increase in utility spend focused on infrastructure upgrades and new business across all our utilities, higher spend for construction of Spire STL Pipeline ($111 million) and in Spire Storage.

For additional details on Spire’s results for the fourth quarter and full year of fiscal 2019, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

[2]	See “Adjusted Long-Term Capitalization and Reconciliation to GAAP.”

Earnings Guidance and Outlook

We affirm our annual long-term NEE per share earnings growth target of 4-7 percent. Our long-term target reflects the expectation of continued consistent growth of our gas utilities driven by organic growth initiatives as well as robust capital investment focused on infrastructure upgrades, technology and new business. We also expect growing contributions from Spire Marketing and Spire STL Pipeline, and continue to anticipate that Spire Storage will deliver positive EBITDA beginning in the second half of next year. We expect to provide NEE per share guidance for fiscal 2020 when we have greater clarity on the impact of the Missouri ISRS rulings.

We have increased our targeted capital investment for the 5-year period 2019-2023 to $3.0 billion, reflecting higher spend in our gas utilities and the timing of spend across other businesses. Capital expenditures for fiscal 2020 are expected to be $590 million, with investment in our gas utilities totaling $520 million, investment in Spire STL Pipeline of $50 million and capital spend for Spire Storage and other businesses totaling $20 million.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2019 fourth quarter and full-year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, November 26
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on November 26 until January 6, 2020 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10136509.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” “adjusted long-term capitalization,” “contribution margin,” and “EBITDA.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these items included the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act and the write-off of certain long-standing assets as a result of disallowances in our 2018 Missouri rate proceedings. In fiscal 2019, this included ISRS rulings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. Adjusted long-term capitalization treats preferred stock as 50% debt and 50% equity, as rating agencies would treat preferred stock. EBITDA is earnings before interest, income taxes, depreciation and amortization. Management believes EBITDA provides a helpful additional measure of core results of Spire Storage. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Operating Revenues:
Gas Utility	$207.3	$220.7	$1,859.2	$1,888.0
Gas Marketing and other	18.3	18.5	93.2	77.0
Total Operating Revenues	225.6	239.2	1,952.4	1,965.0
Operating Expenses:
Gas Utility
Natural and propane gas	33.6	38.4	698.2	770.1
Operation and maintenance	109.1	107.8	432.3	441.2
Depreciation and amortization	46.2	45.1	179.4	167.0
Taxes, other than income taxes	25.4	24.3	151.7	152.5
Total Gas Utility Operating Expenses	214.3	215.6	1,461.6	1,530.8
Gas Marketing and other	36.9	42.5	188.5	140.1
Total Operating Expenses	251.2	258.1	1,650.1	1,670.9
Operating (Loss) Income	(25.6)	(18.9)	302.3	294.1
Interest Expense, Net	25.3	24.4	104.4	98.4
Other Income (Expense), Net	5.9	(0.6)	21.2	(8.0)
(Loss) Income Before Income Taxes	(45.0)	(43.9)	219.1	187.7
Income Tax (Benefit) Expense	(10.7)	(18.0)	34.5	(26.5)
Net (Loss) Income	(34.3)	(25.9)	184.6	214.2
Provision for preferred dividends	3.7	—	5.3	—
(Loss) Income allocated to participating securities	(0.1)	—	0.4	0.5
Net (Loss) Income Available to Common Shareholders	$(37.9)	$(25.9)	$178.9	$213.7

Weighted Average Number of Shares Outstanding:
Basic	50.8	50.6	50.7	49.1
Diluted	50.9	50.7	50.8	49.3

Basic (Loss) Earnings Per Share	$(0.75)	$(0.51)	$3.53	$4.35
Diluted (Loss) Earnings Per Share	(0.74)	(0.51)	3.52	4.33
Dividends Declared Per Common Share	0.5925	0.5625	2.37	2.25

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	September 30,	September 30,
	2019	2018
ASSETS
Utility Plant	$6,146.5	$5,653.3
Less: Accumulated depreciation and amortization	1,794.5	1,682.8
Net Utility Plant	4,352.0	3,970.5
Other Property and Investments	550.1	243.2
Current Assets:
Cash and cash equivalents	5.8	4.4
Accounts receivable, net	289.6	296.8
Inventories	196.6	210.3
Other	122.5	148.1
Total Current Assets	614.5	659.6
Deferred Charges and Other Assets:
Goodwill	1,171.6	1,171.6
Other deferred charges and other assets	931.0	798.7
Total Deferred Charges and Other Assets	2,102.6	1,970.3
Total Assets	$7,619.2	$6,843.6

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$—
Common stock and paid-in capital	1,556.8	1,533.4
Retained earnings	775.5	715.6
Accumulated other comprehensive (loss) income	(31.3)	6.4
Total Shareholders' Equity	2,543.0	2,255.4
Temporary equity	3.4	7.9
Long-term debt (less current portion)	2,082.6	1,900.1
Total Capitalization	4,629.0	4,163.4
Current Liabilities:
Current portion of long-term debt	40.0	175.5
Notes payable	743.2	553.6
Accounts payable	301.5	290.1
Accrued liabilities and other	384.1	302.5
Total Current Liabilities	1,468.8	1,321.7
Deferred Credits and Other Liabilities:
Deferred income taxes	451.4	435.8
Other deferred credits and other liabilities	1,070.0	922.7
Total Deferred Credits and Other Liabilities	1,521.4	1,358.5
Total Capitalization and Liabilities	$7,619.2	$6,843.6

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Year Ended September 30,
	2019	2018
Operating Activities:
Net Income	$184.6	$214.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	181.7	168.4
Deferred income taxes and investment tax credits	31.8	(28.7)
Changes in assets and liabilities	56.8	58.8
Other	(4.0)	43.9
Net cash provided by operating activities	450.9	456.6

Investing Activities:
Capital expenditures	(823.3)	(499.4)
Business acquisitions	(7.9)	(28.1)
Other	(7.1)	(4.2)
Net cash used in investing activities	(838.3)	(531.7)

Financing Activities:
Issuance of preferred stock	242.0	—
Issuance of long-term debt	230.0	75.0
Repayment of long-term debt	(184.1)	(105.0)
Issuance of short-term debt, net	189.6	76.3
Issuance of common stock	19.5	154.7
Dividends paid on common stock	(119.0)	(108.7)
Dividends paid on preferred stock	(3.4)	—
Other	(2.8)	(3.2)
Net cash provided by financing activities	371.8	89.1

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(15.6)	14.0
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	21.4	7.4
Cash, Cash Equivalents, and Restricted Cash at End of Year	$5.8	$21.4

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended September 30, 2019
Net (Loss) Income [GAAP]	$(30.2)	$0.3	$(4.4)	$(34.3)	$(0.74)
Adjustments, pre-tax:
Missouri ISRS provision	12.2	—	—	12.2	0.23
Unrealized loss on energy-related derivatives	—	4.5	—	4.5	0.09
Lower of cost or market inventory adjustments	—	(2.7)	—	(2.7)	(0.05)
Income tax effect of adjustments (1)	(2.9)	(0.5)	—	(3.4)	(0.07)
Net Economic (Loss) Earnings [Non-GAAP]	$(20.9)	$1.6	$(4.4)	$(23.7)	$(0.54)

Three Months Ended September 30, 2018
Net (Loss) Income [GAAP]	$(21.8)	$4.9	$(9.0)	$(25.9)	$(0.51)
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(0.6)	—	(0.6)	(0.01)
Acquisition, divestiture and restructuring activities	—	—	6.6	6.6	0.13
Income tax effect of adjustments (1)	0.1	0.2	(0.9)	(0.6)	(0.01)
Effect of the Tax Cuts and Jobs Act	(3.3)	0.2	(3.0)	(6.1)	(0.12)
Net Economic (Loss) Earnings [Non-GAAP]	$(25.0)	$4.7	$(6.3)	$(26.6)	$(0.52)

Year Ended September 30, 2019
Net Income (Loss) [GAAP]	$190.5	$18.5	$(24.4)	$184.6	$3.52
Adjustments, pre-tax:
Missouri ISRS provision	12.2	—	—	12.2	0.23
Unrealized loss on energy-related derivatives	—	1.2	—	1.2	0.03
Acquisition, divestiture and restructuring activities	—	—	0.4	0.4	0.01
Income tax effect of adjustments (1)	(2.9)	(0.3)	(0.1)	(3.3)	(0.06)
Net Economic Earnings (Loss) [Non-GAAP]	$199.8	$19.4	$(24.1)	$195.1	$3.73

Year Ended September 30, 2018
Net Income [GAAP]	$144.4	$24.9	$44.9	$214.2	$4.33
Adjustments, pre-tax:
Missouri regulatory adjustments	30.6	—	—	30.6	0.62
Unrealized gain on energy-related derivatives	—	(4.0)	—	(4.0)	(0.08)
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	13.4	13.6	0.28
Income tax effect of adjustments (1)	(9.1)	1.2	(2.4)	(10.3)	(0.21)
Effect of the Tax Cuts and Jobs Act	17.0	1.1	(78.2)	(60.1)	(1.21)
Net Economic Earnings (Loss) [Non-GAAP]	$183.1	$22.9	$(22.3)	$183.7	$3.72

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended September 30, 2019
Operating (Loss) Income [GAAP]	$(23.8)	$0.9	$(2.7)	$—	$(25.6)
Operation and maintenance expenses	111.4	3.2	9.3	(2.7)	121.2
Depreciation and amortization	46.2	0.1	0.5	—	46.8
Taxes, other than income taxes	25.4	0.2	0.3	—	25.9
Less: Gross receipts tax expense	(11.6)	(0.1)	—	—	(11.7)
Contribution Margin [Non-GAAP]	147.6	4.3	7.4	(2.7)	156.6
Natural and propane gas costs	48.0	9.7	(0.2)	(0.2)	57.3
Gross receipts tax expense	11.6	0.1	—	—	11.7
Operating Revenues	$207.2	$14.1	$7.2	$(2.9)	$225.6

Three Months Ended September 30, 2018
Operating (Loss) Income [GAAP]	$(16.6)	$6.1	$(8.4)	$—	$(18.9)
Operation and maintenance expenses	109.9	2.3	12.5	(2.6)	122.1
Depreciation and amortization	45.1	—	0.4	—	45.5
Taxes, other than income taxes	24.3	—	0.4	—	24.7
Less: Gross receipts tax expense	(11.3)	—	—	—	(11.3)
Contribution Margin [Non-GAAP]	151.4	8.4	4.9	(2.6)	162.1
Natural and propane gas costs	58.1	7.9	0.1	(0.3)	65.8
Gross receipts tax expense	11.3	—	—	—	11.3
Operating Revenues	$220.8	$16.3	$5.0	$(2.9)	$239.2

Year Ended September 30, 2019
Operating Income (Loss) [GAAP]	$293.4	$23.2	$(14.3)	$—	$302.3
Operation and maintenance expenses	441.7	11.7	31.6	(10.9)	474.1
Depreciation and amortization	179.4	0.1	2.2	—	181.7
Taxes, other than income taxes	151.7	0.8	1.5	—	154.0
Less: Gross receipts tax expense	(99.1)	(0.2)	—	—	(99.3)
Contribution Margin [Non-GAAP]	967.1	35.6	21.0	(10.9)	1,012.8
Natural and propane gas costs	794.6	47.9	0.5	(2.7)	840.3
Gross receipts tax expense	99.1	0.2	—	—	99.3
Operating Revenues	$1,860.8	$83.7	$21.5	$(13.6)	$1,952.4

Year Ended September 30, 2018
Operating Income (Loss) [GAAP]	$276.6	$33.8	$(16.3)	$—	$294.1
Operation and maintenance expenses	449.7	7.4	30.3	(10.1)	477.3
Depreciation and amortization	167.0	—	1.4	—	168.4
Taxes, other than income taxes	152.5	0.2	0.8	—	153.5
Less: Gross receipts tax expense	(98.3)	(0.1)	—	—	(98.4)
Contribution Margin [Non-GAAP]	947.5	41.3	16.2	(10.1)	994.9
Natural and propane gas costs	842.6	30.2	0.3	(1.4)	871.7
Gross receipts tax expense	98.3	0.1	—	—	98.4
Operating Revenues	$1,888.4	$71.6	$16.5	$(11.5)	$1,965.0

Spire Storage EBITDA1 and Reconciliation to GAAP

	Period ended September 30, 2019
(Millions)	Quarter	Year
Net Loss [GAAP]	$(2.6)	$(15.4)
Add back:
Interest charges	1.5	4.9
Income tax benefit	(1.0)	(4.4)
Depreciation & amortization	0.5	1.7
EBITDA [non-GAAP]	$(1.6)	$(13.2)

1 EBITDA is earnings before interest, income taxes, depreciation and amortization.

Adjusted Long-Term Capitalization and Reconciliation to GAAP

	September 30, 2019			September 30, 2018
(Millions)	Equity[2]	Debt	Total	Equity[2]	Debt	Total
Capitalization	$2,546.4	$2,082.6	$4,629.0	$2,263.3	$1,900.1	$4,163.4
Current portion of long-term debt	—	40.0	40.0	—	175.5	175.5
Long-term Capitalization [GAAP]	2,546.4	2,122.6	4,669.0	2,263.3	2,075.6	4,338.9
Reclassify 50% of preferred stock	(121.0)	121.0	—	—	—	—
Adjusted Long-term Capitalization [non-GAAP]	$2,425.4	$2,243.6	$4,669.0	$2,263.3	$2,075.6	$4,338.9

% of adjusted long-term capitalization	51.9%	48.1%	100.0%	52.2%	47.8%	100.0%

[2] Includes temporary equity of $3.4 and $7.9 as of September 30, 2019 and 2018, respectively.